CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS




We have issued our reports dated August 21, 1998 accompanying the consolidated financial statements and schedule of Jaco Electronics, Inc. as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 contained in this annual report of Jaco Electronics, Inc. on Form 10-K for the year ended June 30, 1998. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement of Jaco Electronics, Inc. on Form S-8/S-3 (File No. 33-89994, effective March 3, 1995), as amended by the Post-Effective Amendment No. 1 to the Registration Statement of Jaco Electronics, Inc. or Form S-8/S-3 (File No. 333-49873, effective April 10,
1998); and the Registration Statement of Jaco Electronics, Inc. on Form S-8/S-3 (File No. 333-49877, effective April 10, 1998).





GRANT THORNTON LLP


Melville, New York
September 28, 1998